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                                                                       EXHIBIT 2


June 14, 2000

CALP II Limited Partnership
c/o Thomson Kernaghan & Co., Limted
365 Bay Street, Tenth Floor
Toronto, Ontario M5H 2V2 Canada

Dear Ms. McKinnon:


         Reference is hereby made to that certain Equity Line of Credit Agreement (the "Equity Line Agreement"), dated the date hereof, by and between JagNotes.com Inc. (the "Company") and the investors listed on Exhibit A attached thereto (the "Investors").

         In order to induce the Investors to enter into the Equity Line Agreement, the undersigned stockholder (the "Stockholder") hereby agrees that, for a period commencing on the date hereof and ending on the earliest of (i) twelve months from the date of the initial closing under the Equity Line Agreement, (ii) the utilization of the equity line described in the Equity Line Agreement or (iii) the Company's election to terminate the Equity Line Agreement, not to sell, offer to sell, pledge, grant any option for the sale of, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock of the Company, par value $0.00001 per share (the "Shares"), any options or warrants to purchase any Shares or any securities convertible or exercisable into or exchangeable for shares of Shares, now owned or hereafter acquired by the Stockholder or with respect to which the Stockholder has acquired or hereafter acquires the power of disposition, without the prior written consent of the Investors.


                                            Very truly yours,


                                            /s/ Gary Valinoti
                                            -------------------------
                                            Name: Gary Valinoti